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                                                                   EXHIBIT 99.1



BROWN-FORMAN CORPORATION                                         NEWS RELEASE


                                                    [BROWN-FORMAN LETTERHEAD]


                                                          FOR IMMEDIATE RELEASE

      BROWN-FORMAN CHAIRMAN OWSLEY BROWN II AND CHIEF
      EXECUTIVE OFFICER PAUL VARGA ADDRESS ANNUAL
      SHAREHOLDERS' MEETING

      Board Elected; Dividend Declared

          LOUISVILLE, KY, JULY 27, 2006 - Brown-Forman Corporation Chairman Owsley Brown II and Chief Executive Officer Paul C. Varga addressed shareholders today at Brown-Forman's annual meeting. When discussing results for the fiscal year ended April 30, 2006, Brown stated, "Our success this past year is a testament to the strength we've developed for our brands and to the incredible efforts of our employees and many fine business partners around the world."

         Brown-Forman shareholders celebrated another record year, as the company earned $2.60 per share in fiscal 2006. For continuing operations, Brown-Forman reported earnings per share of $3.20, up 15% over the previous year. The performance of Jack Daniel's Tennessee Whiskey led the way, with depletions up 8% to more than 8.5 million cases. Southern Comfort grew by 5% for the second straight year, and volumes of Finlandia Vodka increased by 15% in fiscal 2006.

         CEO Paul Varga told shareholders, "Brown-Forman's long-term perspective, premium brands, and quality people consistently produce results that deliver superior returns to our shareholders."



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          In formal action, Brown-Forman's shareholders elected three new members to the company's Board of Directors - Sandra Frazier, Martin S. Brown, Jr., and Geo. Garvin Brown IV - and re-elected Patrick Bousquet-Chavanne, Barry D. Bramley, Owsley Brown II, Donald G. Calder, Richard P. Mayer, Stephen E. O'Neil, Matthew R. Simmons, William M. Street, Dace Brown Stubbs, and Paul C. Varga as Directors.

         The election of Sandra Frazier, Martin Brown, Jr., and Geo. Garvin Brown IV represents a thoughtful evolution of Brown family representation on Brown-Forman's board, as they are the first members of the family's fifth generation to join the company's board. They succeed Ina Brown Bond, George Garvin Brown III, and Owsley Brown Frazier, fourth generation Brown family members who retired from the board. The Brown family controls a majority of the voting stock of the company.

         At its meeting, the Board of Directors approved a regular quarterly cash dividend of 28 cents per share on Class A and Class B Common Stock. Stockholders of record on September 7, 2006 will receive the cash dividend on October 1, 2006. Brown-Forman has paid regular quarterly cash dividends for 61 consecutive years.

         Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, and Hartmann Luggage.




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     IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

     This report contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

     o changes in general economic conditions, particularly in the United States where we earn the majority of our profits;

     o lower consumer confidence or purchasing in the wake of catastrophic events;

     o tax increases, whether at the federal or state level or in major international markets and/or tariff barriers or other restrictions affecting beverage alcohol;

     o limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or globally;

     o adverse developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our industry conspired to promote the consumption of alcohol by those under the legal drinking age;

     o a strengthening U.S. dollar against foreign currencies, especially the British Pound, Euro, and Australian Dollar;

     o reduced bar, restaurant, hotel and travel business in wake of terrorist attacks or threats, such as occurred in September 2001 in the U.S. and in July 2005 in London;

     o lower consumer confidence or purchasing associated with rising energy prices;

     o a decline in U.S. spirits consumption as might be indicated by recent published trends suggesting a slight reduction in the growth rate of distilled spirits consumption;

     o longer-term, a change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;

     o changes in distribution arrangements in major markets that limit our ability to market or sell our products;

     o increases in the price of energy or raw materials, including grapes, grain, wood, glass, and plastic;

     o    excess wine inventories or a further world-wide oversupply of grapes;

     o termination of our rights to distribute and market agency brands included in our portfolio;

     o adverse developments as a result of state investigations of beverage alcohol industry trade practices of suppliers, distributors and retailers.


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